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                        SECURITY CAPITAL PACIFIC TRUST
                    Prices $100 Million Preferred Offering

  Thursday, May 18, 1995--Security Capital Pacific Trust (New York Stock Exchange Symbol: PTR) announced today that its offering of 4,000,000 Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, liquidation preference $25.00 per share, was priced to yield 9%.

  The proceeds of the offering will be used to repay borrowings under PTR's $350 million unsecured revolving line of bank credit and to invest in additional multifamily properties in PTR's Western target market.

  The Preferred Shares are redeemable, solely at the option of PTR, any time after five years. The annual dividend on the Preferred Shares was fixed at $2.25 per share. The Preferred Shares are not convertible into Common Shares.

  The Preferred Shares are rated investment grade (BBB+ by Standard & Poor's Corporation and Baa3 by Moody's Investors Service Inc.). The Preferred Shares are expected to be listed on the New York Stock Exchange under the symbol "PTR-PRB." The offering was underwritten by a group led by Goldman, Sachs & Co., Dean Witter Reynolds, Inc., A.G. Edwards & Sons, Inc., PaineWebber Incorporated and Prudential Securities Incorporated.

  PTR's objective is to be the preeminent real estate operating company focusing on the development, acquisition, operation and long-term ownership of multifamily properties in its Western target market. PTR's primary objective is generating long-term, sustainable growth in per share cash flow. PTR will achieve this objective by executing an internal growth strategy that focuses on
(1) maximizing operating performance through value-added asset management, (2) concentrating its fully integrated development capability and experienced team of professionals on development of industry-leading product in targeted submarkets that exhibit strong job growth and demographic trends and (3) implementing an asset optimization strategy of redeploying capital into targeted moderate income developments with significant long-term cash flow growth prospects.

FOR MORE INFORMATION CONTACT:           Douglas K. Ball
                                        (800) 982-9293

                                               or

                                        Gerard de Gunzburg
                                        (212) 838-9292